UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2023 (January 23, 2023)

KNOW LABS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-30262	90-0273142
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Union Street, Suite 810, Seattle, Washington	98101
(Address of principal executive offices)	(Zip Code)

(206) 903-1351

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	KNW	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Named Executive Officer

On January 23, 2023, Phillip A. Bosua resigned from the Board of Directors and from his position as Chief Executive Officer of Know Labs, Inc. (the “Company”). Mr. Bosua’s resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Material Compensatory Agreement with Named Executive Officer

In connection with Mr. Bosua’s resignation on January 23, 2023 (“Separation Date”), the Company and Mr. Bosua entered into a Separation and Release Agreement (the "Separation Agreement") containing customary terms and mutual releases, pursuant to which Mr. Bosua shall receive a severance payment of $400,000 and benefits pursuant to his prior employment agreement. The Company shall cause Mr. Bosua’s current outstanding stock options to cease vesting after the Separation Date and shall cause all current vested stock options to be exercisable for a period of one year after the Separation Date. Mr. Bosua has been engaged as a consultant to the Company for a period of one year at a rate of $10,000 per month.

Mr. Bosua also entered into a lock up and leak out agreement with respect to 3,005,000 common shares owned by Mr. Bosua and shares issuable upon exercise of his vested option awards. In connection with Mr. Bosua’s resignation, his employment agreement, dated April 10, 2018, will terminate.

The foregoing description of the Separation Agreement is not complete and is qualified in its entirety by the actual terms of the Separation Agreement, a copy of which will be included in the Company’s forthcoming 10-Q.

Appointment of Named Executive Officer

On January 23, 2023, the Board of Directors of the Company appointed Ronald P. Erickson, the current Chairman of the Board, to the position of Chief Executive Officer of the Company.

Mr. Erickson has been Chairman of the Board since February 2015. He previously served as Chief Executive Officer from November 2009 to April 2018 and from September 2003 through August 2004. He also previously served as Chairman of the Board from August 2004 until May 2011. A senior executive with more than 30 years of experience in the high technology, telecommunications, micro-computer, and digital media industries, Mr. Erickson was the founder of the Company. He is formerly chairman, chief executive officer and co-founder of Blue Frog Media, a mobile media and entertainment company, chairman and chief executive officer of eCharge Corporation, an Internet-based transaction procession company, chairman, chief executive officer and co-founder of GlobalTel Resources, a provider of telecommunications services, chairman and chief executive officer of Egghead Software, Inc. a software reseller where he was an original investor. chairman and chief executive officer of NBI, Inc., and co-founder of MicroRim, Inc., the database software developer. Earlier, Mr. Erickson practiced law in Seattle and worked in public policy in Washington, DC and New York, NY. Additionally, Mr. Erickson has been an angel investor and board member of a number of public and private technology companies. In addition to his business activities, Mr. Erickson is the former Chairman of the Board of Trustees of Central Washington University where he received his BA degree. He also holds a MA from the University of Wyoming and a JD from the University of California, Davis. He is licensed to practice law in the State of Washington.

Mr. Erickson was appointed to serve until his successor is duly elected and qualified. There are no family relationships among Mr. Erickson and the Company’s existing directors and officers. There are no arrangements or understandings between Mr. Erickson and any other persons pursuant to which he was selected.

Mr. Erickson is a substantial shareholder in the Company and there has been no transaction, nor is there any currently proposed transaction between Mr. Erickson and the Company that would require disclosure under Item 404(a) of Regulation S-K except as disclosed in the Company’s Annual Report on Form 10-K for year ended September 30, 2022, which was filed with the SEC on December 20, 2022, and subsequently filed Form 8-K’s, which is incorporated herein by reference.

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Item 7.01      Regulation FD Disclosure.

On January 26, 2023, the Company will publish a press release announcing that Ron Erickson, the Company’s Founder and Chairman, has been unanimously named Chief Executive Officer by the Board of Directors, while continuing as Chairman of the Board. Former CEO Phil Bosua has stepped down as an executive officer of the Company and Board Member and will become a technology advisor and consultant to Know Labs, effective immediately.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 25, 2023	KNOW LABS, INC.

/s/ Ronald P. Erickson
Name: Ronald P. Erickson
Title: Chief Executive Officer

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